UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2016

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-53127	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

112 W. 34th Street, 17th Floor
New York, NY	10120
(Address of Principal Executive Offices)	(Zip Code)

(212) 946-4856
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into a Material Definitive Agreement.

On August 4, 2016, Lion Biotechnologies, Inc. (“we,” “us,” “Lion” or the “Company”) entered into a lease (the “Lease”) with Hudson Skyway Landing, LLC (the “Landlord”), with respect to offices located in San Carlos, California. The offices are being leased as part of our previously announced relocation of certain of our executive office operations from New York to California.

Under the Lease, we will occupy 8,733 square feet of space on the first floor of a building located at 999 Skyway Road, San Carlos, California, commonly known as Skyway Landing II (the “Premises”). The lease is for a term of 54 months, commencing on the earlier of (i) the first date on which the Company conducts business in the Premises, or (ii) the date on which the landlord completes the turnkey construction of the office space, which is anticipated to be October 21, 2016 (the “Commencement Date”). The term of the Lease expires on the last day of the 54th full calendar month after the Commencement Date, unless earlier terminated in accordance with the Lease.

Commencing with the Commencement Date, our monthly base rent under the Lease will be $37,552, which base rent is subject to an annual increase of 3%. Beginning in January 2018, we are responsible for paying our allocable portion of increases in operating expenses and real estate taxes. We have one option to extend the term for a period of five years at then fair market rent.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1, and which is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On August 8, 2016, the Company issued a press release announcing its financial results for the three and six months ended June 30, 2016. A copy of that press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on June 1, 2016, we increased the authorized number of our directors from five to seven and also agreed to appoint Dr. Iain Dukes to our Board of Directors at such time as Dr. Dukes informed the Board of his availability to serve as a director.

Dr. Dukes notified the Board that he was available to begin serving as a director on August 4, 2016. Accordingly, on August 4, 2016, the Board’s appointment of Dr. Dukes as a new member of the Board became effective, and Dr. Dukes became a member of our Board of Directors.

Dr. Dukes previously served as Senior Vice-President and Head of Business Development and Licensing for Merck Research Laboratories through May 2016. He joined Merck in August 2013. Prior to joining Merck, Dr. Dukes was Vice-President of External Research & Development at Amgen, from August 2010 to August 2013. From 2007 to 2010, Dr. Dukes was the President and Chief Executive Officer, and a member of the board of directors, of Essentialis Therapeutics, a clinical stage biotechnology company focused on the development of breakthrough medicines for the treatment of rare metabolic diseases. From 2000 to 2007, Dr. Dukes was Vice President of Scientific and Technology Licensing at GlaxoSmithKline, and prior to that, from 1990 to 1999, he held various positions at Glaxo Wellcome, including Head of Exploratory Development for Metabolic and Urogenital Diseases and Head of Ion Channel Drug Discovery Group. Dr. Dukes holds Master of Jurisprudence and Doctorate of Philosophy degrees from the University of Oxford, a Master of Science degree in Cardiovascular Studies from the University of Leeds, and a Bachelor of Science degree in Pharmacology from the University of Bath.

Because of his extensive experience in the pharmaceutical industry, including in senior management roles, Dr. Dukes is exceptionally well-qualified to serve on our Board of Directors.

Item 9.01 Financial Statements And Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Office Lease, effective as of August 1, 2016, between Lion Biotechnologies, Inc. and Hudson Skyway Landing, LLC
99.1	Press Release of Lion Biotechnologies, Inc., dated August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2016	LION BIOTECHNOLOGIES, INC.

	By:	/s/ MARIA FARDIS
Maria Fardis, Chief Executive Officer